EXHIBIT 10.5

LONG BEACH

OPERATING AGREEMENT

This LONG BEACH OPERATING AGREEMENT (the “Agreement”) is dated as of September 14, 2012 (the “Execution Date”), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operator”), and for purposes of Section 13 only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner) and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”), on the one hand, and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”), on the other hand.

RECITALS

WHEREAS, pursuant to that certain Long Beach Harbor Department Lease Document HD-2114 (as such lease may be amended, restated, modified or supplemented from time to time, “Lease HD-2114”) with the City of Long Beach, California (the “City”), TRMC has leasehold interests in (A) Berths 84A and 86 (together, the “Berths”; and each, individually, a “Berth”) and the dock related thereto (together with the Berths, the “Dock”), and (B) various fixtures and improvements located in, on and around the Dock, including piping, loading arms and sheds (together with the Dock, the “Wharf”), all of which is situated at the Long Beach Terminal (“Terminal”) located in the Port of Long Beach (“POLB”) in the City;

WHEREAS, subject to various permits, licenses and easements, TRMC owns (i) six (6) staging tanks at the Wharf with an aggregate shell capacity of 235,000 barrels for the storage of intermediate and refined petroleum products, along with related hydrocarbon transfer pumps, piping, sheds and equipment (including electrical switching and communications facilities and equipment) for such staging tanks (collectively, the “Staging Facility”), (ii) one 24” crude oil pipeline (the “Crude Oil Pipeline”), between the Wharf and TRMC’s Los Angeles Refinery located in Carson and Los Angeles, California (the “Wilmington Refinery”), (iii) one 16” gasoline pipeline (the “Gasoline Pipeline”), between the Wharf and the Wilmington Refinery, and (iv) one 14” diesel/clear VGO pipeline (the “Clear Products Pipeline”; and together with the Gasoline Pipeline, the “Refined Products Pipelines”; and collectively, the Refined Products Pipelines and the Crude Oil Pipeline, the “Pipelines”), between the Wharf and the Wilmington Refinery;

WHEREAS, Lease HD-2114, including the rights, obligations and other restrictions set forth therein, and the leasehold interests in the Wharf are expected to be assigned (the “Lease Assignment”) or subleased (the “Sublease”) by TRMC to Operator, upon receipt of the City’s consent;

WHEREAS, the operation of the Staging Facility and the Pipelines by Operator, as lessee or sub-lessee under Lease HD-2114 will require a Certificate of Financial Responsibility (“COFR”) issued by the California Department of Fish and Game (“CDFG”) in favor of Operator, which Operator expects to be issued contemporaneously with the Lease Assignment or Sublease, as the case may be;

WHEREAS, upon receipt of approval from the City of the Lease Assignment or Sublease, issuance by the CDFG of the COFR, and consents to the assignment of the rights of way of the Pipeline, Lease HD-2114 and the leasehold interests in the Wharf, such items along with the Staging Facility and the Pipelines, are to be formally subleased and/or assigned and conveyed to Operator;

WHEREAS, on the date hereof, but effective as of the date of the Lease Assignment or Sublease, as applicable, Operator and TRMC have entered into that certain Long Beach Berth Access, Use and

Throughput Agreement, where, among other things, TRMC will have continued access to and use of the Long Beach Assets in order to enable TRMC to ship, receive and deliver Products to and from Marine Vessels and other third party terminals and pipelines over the Term and pursuant to the terms and conditions thereunder (the “BAUTA”);

WHEREAS, in conjunction with the BAUTA, during the period commencing on the Execution Date and continuing until the Termination Date, TRMC desires that Operator provide services relating to the operation, management and maintenance of the Wharf, the Staging Facility and the Pipelines on TRMC’s behalf (collectively, and along with Lease HD-2114, the “Long Beach Assets”);

WHEREAS, Operator is willing to provide services relating to the operation, management and maintenance of the Long Beach Assets on TRMC’s behalf; and

WHEREAS, Operator and TRMC desire to enter into this Agreement to memorialize the foregoing and the terms of their commercial relationship regarding the Long Beach Assets.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

SECTION 1	DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“BAUTA” has the meaning set forth in the Recitals.

“Barrel” means a volume equal to 42 U.S. gallons or 231 cubic inches, each at 60 degrees Fahrenheit under one atmosphere of pressure.

“Berth” or “Berths” has the meaning set forth in the Recitals.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“CDFG” has the meaning set forth in the Recitals.

“City” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in Section 10(a).

“Clean Products Pipeline” has the meaning set forth in the Recitals.

“COFR” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 17.

“Crude Oil” means crude petroleum, synthetic crude oil, topped crude oil, condensate and all associated blends thereof.

“Crude Oil Pipeline” has the meaning set forth in the Recitals.

“TRMC” has the meaning set forth in the Preamble.

“Default Notice” has the meaning set forth in Section 11(a).

“Defaulting Party” has the meaning set forth in Section 11(a).

“Dock” has the meaning set forth in the Recitals.

“Execution Date” has the meaning set forth in the Recitals.

“Force Majeure” means any event or circumstances, or any combination of events and/or circumstances, whether foreseeable or not, the occurrence and/or effects of which is beyond the reasonable control of the Party claiming suspension and which by the exercise of due diligence such Party could not avoid or overcome, including:

(i) strikes, picketing, lockouts or other industrial disputes or disturbances;

(ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, acts of terrorism, riots, civil disturbances or sabotage;

(iii) acts of God, acts of nature, landslides, subsidence, severe lightning, earthquakes, volcanic eruptions, fires, tornadoes, hurricanes, storms, floods, washouts, freezing of machinery, equipment or lines of pipe, tidal waves, perils of the sea and other adverse weather conditions;

(iv) arrests and restraints or other interference or restrictions imposed by federal, state or local government whether legal or de facto or purporting to act under some constitution, decree, law or otherwise, necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a federal, state, or local governmental authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; and

(v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, or electric power, natural gas, or water shortages.

A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

“Gasoline Pipeline” has the meaning set forth in the Recitals.

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Lease Assignment” has the meaning set forth in the Recitals.

“Lease HD-2114” has the meaning set forth in the Recitals.

“Long Beach Assets” has the meaning set forth in the Recitals.

“Long Beach Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement dated as of the date hereof by and among Tesoro Corporation, Tesoro Companies, Inc., TRMC, General Partner, Partnership and Operator, as amended, restated, modified or supplemented from time to time.

“MAOP” has the meaning set forth in Section 5(d).

“Marine Vessel” means any ocean tanker, ocean barge, river barge or other vessel.

“Month” means the period commencing on the Execution Date and ending on the last day of that calendar month and each successive calendar month thereafter.

“MOTEMS” has the meaning set forth in Section 5(a)(ii)(2).

“MPA” has the meaning set forth in Section 5(a)(ii)(4).

“Non-Defaulting Party” has the meaning set forth in Section 11(a).

“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement dated as of April 12, 2012, by and among Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, Tesoro Logistics GP, LLC, Tesoro High Plains Pipeline Company LLC, Partnership and Operator, as amended, restated, modified or supplemented from time to time.

“Operational Services Agreement” means that certain Amended and Restated Operational Services Agreement dated as of April 12, 2012 by and among Tesoro Corporation, Tesoro Companies, Inc., TRMC, Tesoro Alaska Company, Tesoro Logistics GP, LLC, Partnership and Operator, as amended, restated, modified or supplemented from time to time.

“Operator” has the meaning set forth in the Preamble.

“Operator Group” has the meaning set forth in Section 10(b).

“Operator Insurance Group” has the meaning set forth in Section 14(a).

“Partnership” has the meaning set forth in the Preamble.

“Party” or “Parties” means that each of Operator and TRMC is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pipeline” or “Pipelines” has the meaning set forth in the Recitals.

“POLB” has the meaning set forth in the Recitals.

“Pollution Event” has the meaning set forth in Section 10(c).

“Product” or “Products” means Crude Oil and Refined Products.

“Refined Products” means gasoline, gasoline blend component, diesel, distillate, distillate blend components, jet/aviation fuel, fuel oil, cut back resid, cutter stock, gas oil and/or other commodity other than Crude Oil specified in this Agreement or otherwise mutually agreed upon by the Parties.

“Refined Products Pipeline” has the meaning set forth in the Recitals.

“Regulatory Obligations” means standards, regulations, permits or conditions required by a Governmental Authority.

“Sublease” has the meaning set forth in the Recitals.

“Staging Facility” has the meaning set forth in the Recitals.

“Term” has the meaning set forth in Section 4.

“Terminal” has the meaning set forth in the Recitals.

“Termination Date” has the meaning set forth in Section 3.

“TRMC Group” has the meaning set forth in Section 10(a).

“Wharf” has the meaning set forth in the Recitals.

“Wilmington Refinery” has the meaning set forth in the Recitals.

SECTION 2	GENERAL UNDERTAKINGS

Subject to the terms and conditions of Lease HD-2114, the terms and conditions herein and all Applicable Law, Operator shall operate, manage and maintain the Long Beach Assets on behalf of TRMC during the Term.

SECTION 3	TERMINATION DATE

The “Termination Date” will be the later of the date of: (i) the Lease Assignment or Sublease, as the case may be; or (ii) issuance of the COFR.

SECTION 4	TERM

The term of this Agreement shall be for the period commencing on the Execution Date and continuing until the Termination Date.

Notwithstanding the foregoing, and in addition to terms and conditions contained in Sections 11 and 12, the applicable Party may terminate this Agreement if any of the following events occur:

(a) the termination or cancellation of Lease HD-2114 for any reason during the Term, whereupon this Agreement shall terminate immediately upon such event; and

(b) In the event that Operator should reasonably determine that: the City and/or the CDFG, as the case may be, has finally: (i) refused to approve the Lease Assignment or Sublease; or issue the COFR, as applicable; (ii) imposed conditions upon the Lease Assignment or Sublease or the issuance of the COFR that are unacceptable to Operator and not consistent with current terms (other than increased rent, in accordance with current provisions of Lease HD-2114); or (iii) any of the Long Beach Assets are directed to be divested by a Governmental Authority; and Operator has rescinded the contribution of the Long Beach Assets made pursuant to the Long Beach Contribution Agreement, then Operator may terminate this Agreement effective as of the date of rescission specifically provided for in the Long Beach Contribution Agreement; provided, however, that indemnities will remain in place for liabilities and conditions arising prior to the Execution Date and for liabilities and conditions relating to Operator’s operation of the Long Beach Assets between the Execution Date and the date of rescission. Revenues and expenses during the time period between the Execution Date and the date of rescission will not be refunded or reimbursed.

SECTION 5	OPERATION OF THE LONG BEACH ASSETS DURING TERM

(a) Operator Covenants. During the Term, Operator covenants as follows:

(i) the General Partner, on behalf of Operator, will provide necessary personnel, equipment and other services for the operation, management and maintenance of the Long Beach Assets in accordance with the terms of Lease HD-2114, the BAUTA (including the schedules thereto), any other third party use agreements, and this Agreement.

(ii) Operator will reimburse TRMC for:

(1) all rentals paid under Lease HD-2114;

(2) any and all repairs and maintenance costs and capital expenditures for the Long Beach Assets, including without limitation all State or POLB required Marine Oil Terminal Engineering and Maintenance Standards (“MOTEMS”) obligations (other than those scheduled prior to the Execution Date and covered under the Omnibus Agreement), but excluding the Long Beach Contribution Agreement items specified in Schedule VI of the Omnibus Agreement, and any and all repairs and maintenance costs and capital expenditures resulting from a defect in existence at the Execution Date for which TRMC shall indemnify Operator pursuant to the Omnibus Agreement;

(3) all right of way expenses for the Pipelines;

(4) without duplication of any amounts reimbursed or paid under the other paragraphs of this Agreement, the Omnibus Agreement or the Operational Services Agreement, any and all taxes, fees, charges, insurance premiums, assessments or spill planning and/or response costs (except those costs for oil spill response services provided by the Marine Preservation Association (“MPA”) and Marine Spill Response Corporation (“MSRC”) related to obligations for oil spill prevention response, as provided in Schedule IV of the Omnibus Agreement) and any amounts due for utility services incurred by TRMC as lessee under Lease HD-2114 or owner of the Pipelines or the Staging Facility;

(5) but excluding all pass through fees and costs paid by TRMC to the POLB or third parties relating to the use of the Long Beach Assets by TRMC or other third parties and taxes that would otherwise be reimbursed by TRMC or third parties under Section 6(a) or Section 6(c) of the BAUTA or similar provisions of third party agreements.

(iii) Operator will indemnify TRMC against any other Claims, liabilities or losses that TRMC incurs in its status as Lessee under Lease HD-2114 or owner of the Staging Facility and Pipelines during the Term, except for pass through fees and costs excluded under Section 5(a)(ii)(5) above.

(iv) Operator will not enter into any other third party contracts for use of the Long Beach Assets which increase the total Dock utilization to greater than forty-five percent (45%) of the total available hours of the Terminal or provide access to or use of the Pipelines to any third party without the prior written consent of TRMC.

(b) TRMC Covenants. During the Term, TRMC covenants that:

(i) As compensation for the services provided hereunder, it shall pay Operator the following amounts:

(1) an amount equal to all those fees specified in Section 5, Section 6(a)(i), Section 6(a)(ii) and Section 6(b) of the BAUTA for all Crude Oil and Refined Products throughput across the Berths, computed and payable in the same manner set forth in the BAUTA, but not including those pass through fees and costs paid by TRMC under Section 6(a)(iii) and Section 6(c) of the BAUTA;

(2) An amount equal to all those fees and capital contributions and cost reimbursements and other amounts received by TRMC from third parties pursuant to existing and future contracts for use of the Long Beach Assets, including without limitation, those contracts with Valero, Plains and Shell Oil Products US, but excluding pass through fees and charges that reimburse TRMC for fees paid to the POLB or third parties relating to use of the Long Beach Assets by such third parties or for taxes paid with respect to such use.

(c) Mutual Covenants. During the Term, both Operator and TRMC covenant as follows:

(i) to cooperate in good faith to complete the Lease Assignment or Sublease and to procure the issuance of the COFR. The Parties will cooperate and proceed in good faith to expedite issuance by the City of the Lease Assignment or Sublease and by the CDFG of the COFR as soon as reasonably practicable, under terms and procedures consistent with the City and state requirements;

(ii) to cooperate in good faith to obtain consents to assignment of all rights of way for the Pipelines;

(iii) to cooperate in good faith to consummate the transfer of the Staging Facility and the Pipelines concurrently with the Lease Assignment or Sublease, issuance of the COFR and receipt of consents to all other required assignments; and

(iv) to amend this Agreement, if TMRC, with Operator’s consent, after the Execution Date, enters into any other third party contracts for use of the Long Beach Assets, so as to provide Operator with the benefit of any revenues associated with such contracts and allocate to Operator the costs associated with performance of such contracts.

(d) MAOP. From time to time, Operator may designate a maximum allowable operating pressure (“MAOP”) on each Pipeline, which may be changed by Operator in its sole discretion upon notice to TRMC; provided, however, that if Operator should ever reduce the maximum operating pressure of a Pipeline below 180 psig, then Operator shall use all reasonable efforts to restore the Pipelines to a MAOP of at least 180 psig as quickly as reasonably possible. As of the date hereof, the designated maximum operating pressure on each of the Pipelines is 180 psig. TRMC shall not deliver any Products into a Pipeline at a pressure that exceeds or could cause the Pipeline to exceed its MAOP, and in the event that TRMC determines that an ongoing delivery through a Pipeline may exceed the MAOP of that Pipeline, then TRMC shall immediately shut down the delivery and cause the pressure to be reduced. TRMC shall immediately notify Operator at any time that the MAOP of a Pipeline has been exceeded. TRMC shall conduct all pumping operations in accordance with applicable U.S. Department of Transportation regulations, using adequately trained and qualified personnel.

TRMC shall maintain and make available for Operator’s inspection recording charts reflecting a true and accurate record of line pressure. Upon request, TRMC shall provide Operator with dynamic volumetric pipeline monitoring or volumetric flow rates and cumulative total volumes of total volumes. In the event that the difference between pipeline monitoring readings or shipper and receiver total volumes exceed three percent (3%) or becomes greater than two percent (2%) for longer than four (4) hours, TRMC shall shut down the transfer and shall not resume such transfer until the pipeline monitoring readings can be reconciled or the difference between shipper and receiver cumulative totals reconciles to within two percent (2%).

SECTION 6	PAYMENTS

(a) Monthly Reconciliation. At the end of each Month, TRMC will provide Operator with reasonably detailed information concerning the throughput of Products across the Wharf, Staging Facility and Pipelines, respectively, together with an itemization and supporting detail for all fees, costs and expenses for which reimbursements are due hereunder. Within five (5) days thereafter, Operator will calculate the total fees and reimbursements due by either Party to the other Party pursuant to Section 5 above.

(b) Invoices. Operator will invoice TRMC Monthly, providing its calculations of all applicable items set forth above. All amounts set forth above shall be due and payable no later than ten (10) days after TRMC’s receipt of Operator’s invoice. The invoiced amount shall be for the items described above and other charges during the prior Month. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

SECTION 7	NEW TAXES AND ASSESSMENTS

Without duplication of matters addressed in Section 5, which shall control with respect to such matters, TRMC shall promptly pay or reimburse Operator for any newly imposed taxes, duties, import fees, assessments or other charges of any federal, state, or local Governmental Authority that Operator is required to pay or collect, including oil spill response fund assessments, spill taxes, pollution control taxes, coastal protection fees, marine preservation association fees, emission fees, charges, excises, duties, tariffs, inspections, if any, now or during the Term of this Agreement that are hereafter imposed on the services hereunder. Further, TRMC shall promptly pay or reimburse Operator for any additional or increased taxes levied upon Operator by reason of Operator’s use of TRMC’s leased premises or any equipment thereon. Notwithstanding the foregoing, each Party shall pay its own personal property, ad valorem, income, profit, franchise, or similar tax.

SECTION 8	COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

(a) Applicable Law. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. Operator shall perform the services required to maintain and operate the Long Beach Assets in accordance with the terms of Lease HD-2114, Applicable Law, the BAUTA, applicable third party contracts, and prudent industry practices, including Recognized and Generally Accepted Good Engineering Practices. To the extent required by Applicable Law, and as applicable to the services performed under this Agreement, each Party shall specifically comply, and require its contractors and subcontractor(s) to comply with California Civil Code, Section 1714.43, as applicable to ensure that all contractors, subcontractors, vendors and suppliers comply with all labor laws, including laws against slave labor and human trafficking and that such contractors, subcontractors, vendors and suppliers verify that the materials incorporated into any products manufactured for either Party are in compliance with all such laws. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(b) New Or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement that will conform this Agreement to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

SECTION 9	LIMITATION ON LIABILITY

IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, NO MATTER HOW CHARACTERIZED, RELATING TO THIS AGREEMENT AND ARISING FROM ANY CAUSE WHATSOEVER, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.

SECTION 10	INDEMNIFICATION

(a) Duty to Indemnify TRMC Group. Except as expressly provided otherwise in this Agreement, Operator SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS TRMC, its marine carriers, and each of its and their respective affiliates, officers, directors, employees, agents, contractors, successors, and assigns (collectively the “TRMC Group”) from and against all claims, suits, causes of action, demands, losses, liabilities, damages, costs, expenses, fees (including, but not limited to, reasonable attorney’s fees), and court costs (collectively “Claims”), inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF OPERATOR OR ANY MEMBER OF THE OPERATOR GROUP (AS DEFINED BELOW) WHILE PERFORMING OR RELATING TO ITS OR THEIR OBLIGATIONS UNDER THIS AGREEMENT. Notwithstanding the foregoing, Operator’s obligation to indemnify shall not apply to any Claims caused by TRMC’s Group’s violation of Section 5(d) except to the extent such violation is the result of acts or omissions of Operator.

(b) Duty to Indemnify Operator Group. Except as expressly provided otherwise in this Agreement, TRMC SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS Operator and Operator’s affiliates, officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of TRMC Group) (collectively the “Operator Group”) from and against all Claims, inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF TRMC OR ANY MEMBER OF TRMC GROUP WHILE USING THE BERTHS AND/OR TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF TRMC WHILE PERFORMING OR RELATING TO ITS OR THEIR OBLIGATIONS UNDER THIS AGREEMENT. TRMC Group’s obligation to indemnify Operator Group shall not include any Claims arising from TRMC Group’s violation of Section 5(d) except to the extent such violation is the result of acts or omissions of Operator.

(c) Duty to Indemnify for Pollution Events. Notwithstanding anything to the contrary in this Agreement, in the event of any escape, release, discharge, threat of discharge, or disposal of any pollutants or hazardous materials from any member of TRMC Group’s vehicles, Marine Vessels or equipment or otherwise caused by any member of the TRMC Group while in, on, or adjacent to the Berths (each such event a “Pollution Event”), Operator shall have the right to commence emergency response and containment or clean-up activities, as deemed appropriate or necessary by Operator or required by any Governmental Authority, and shall notify TRMC, as soon as reasonably possible, of such activities. TRMC SHALL ASSUME ALL RESPONSIBILITY FOR, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OPERATOR GROUP FROM AND AGAINST, ANY AND ALL CLAIMS ARISING FROM OR RELATING TO A POLLUTION EVENT EXCEPT TO THE EXTENT THAT TRMC SHALL SHOW ANY SUCH POLLUTION EVENT IS CAUSED BY THE NEGLIGENCE OF OPERATOR. TRMC Group’s obligation to indemnify Operator hereunder shall include any pollution event arising from TRMC Group’s violation of Section 5(d) unless such violation is the result of acts or omissions of Operator.

(d) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

(e) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 10 are independent of any insurance requirements as set out in Section 14, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(f) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.

(g) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(h) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

SECTION 11	DEFAULT

(a) Failure to Perform. If either Party breaches this Agreement or defaults in the prompt performance and observance of any of the terms or conditions of this Agreement (the “Defaulting Party”), then the other Party (the “Non-Defaulting Party”) shall as soon as reasonably possible after discovery of the breach/default, and before pursuing any remedy, notify the Defaulting Party of the breach/default (the “Default Notice”). The Default Notice shall include the following with specificity: a description of the breach/default and a good faith estimate of any damage resulting from the breach/default.

(b) Remedy. If a breach/default is not remedied, or if substantive action has not been commenced to remedy such breach/default (which action is not thereafter diligently pursued until remedied), within thirty (30) days after receiving the Default Notice, or within five (5) Business Days in the event of payment default, the Non-Defaulting Party may, at its election: (a) terminate this Agreement if such breach has a material adverse effect upon the rights or benefits of the Non-Defaulting Party; (b) seek any other available remedies; or (c) seek any other appropriate or applicable remedies available at law or in equity.

(c) Waiver. The waiver by the Non-Defaulting Party of any right under this Agreement will not operate to waive any other right nor operate as a waiver of such right at any future date upon another default by the other Party under this Agreement. A single or partial exercise of that right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

(d) Cumulative Nature of Remedies. The remedies provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

SECTION 12	FORCE MAJEURE

If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of an event of Force Majeure at the Berths or with respect to the Pipelines, then that Party shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, shall be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance, but it shall not be required to expend funds to settle strikes, lockouts or other labor difficulty. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure. An event of Force Majeure shall not extend the term of this Agreement. If an event of Force Majeure materially affects either Party’s performance under this Agreement and exists for three hundred sixty five (365) consecutive days, then either Party shall have the right to terminate this Agreement without further costs or obligation to the other Party.

SECTION 13	ASSIGNMENT

As of the Execution Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to Operator. Upon such assignment to Operator, Operator shall have all of the respective rights and obligations set forth herein.

Except as otherwise provided in this Section 13, TRMC shall not transfer, assign, or convey its interests hereunder, in whole or in part, to a third party without the written consent of the Operator, which shall not be unreasonably withheld. Operator may assign its interest hereunder without consent from TRMC to any subsidiary or affiliated company, or any new lessee or sublessee of the Berths in the event Operator assigns or subleases its interest in Lease HD-2114 prior to the date of the Lease Assignment or Sublease. Operator shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Operator. TRMC may assign its interest hereunder without consent from Operator to any subsidiary or affiliated company or any purchaser of the Wilmington Refinery, provided that such purchaser meets acceptable credit standards to be determined in Operator’s commercially reasonable discretion. A Party making a permitted assignment shall notify the other Party in writing at least ten (10) days prior to the effective date of such assignment.

SECTION 14	INSURANCE

(a) Insurance Required by Operator. Operator shall obtain at its sole cost and expense and shall carry and maintain in full force and effect, and cause its marine carriers, contractors, agents and representatives (collectively the “Operator Insurance Group”) to obtain and maintain, insurance coverages with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to TRMC of the following types and amounts:

(i) Workers’ Compensation. Workers’ Compensation Insurance for statutory limits and in accordance with the Laws and Regulations of the state(s) where the work or operations under this Agreement are to be performed, including, without limitation, U.S. Longshore and Harbor Workers Compensation Act as well as the Outer Continental Shelf Lands Act with Volunteer Compensation for marine operations to include transportation, wages, maintenance and cure, and Jones Act Coverage where required;

(ii) Employer’s Liability. Employer’s Liability Insurance (including, where applicable, maritime employer liability coverage and/or coverage for liabilities under the U.S. Longshore and Harbor Workers’ Act and the Jones act), in the following minimum limits:

(1)	Bodily injury by accident – $1,000,000 per accident;

(2)	Bodily injury by disease – $1,000,000 each employee; and

(3)	Bodily injury by disease – $1,000,000 policy limit.

(iii) Commercial Automobile. Commercial Automobile Liability Insurance covering each vehicle whether owned, non-owned, hired, operated, or used by Operator and/or any member of Operator Insurance Group while in, on or adjacent to the Long Beach Assets, with a combined single limit of not less than one million dollars ($1,000,000) for bodily injury and property damage as to any one accident, including an MCS-90 endorsement.

(iv) Commercial General Liability. Commercial General Liability Insurance including coverages for contractual liability, third-party personal injury liability, and sudden and accidental pollution, with limits of not less than one million dollars ($1,000,000) combined single limits each occurrence.

(v) Excess Liability. Excess Liability Insurance in excess of the insurance coverages required at Sections 14(a)(ii), (iii) and (iv) above, with a limit of not less than twenty-five million dollars ($25,000,000) per occurrence.

(b) Certificates of Insurance; Endorsements. Operator shall cause TRMC to be named as an additional insured on all policies of insurance secured by Operator and the members of Operator’s Group in accordance with this Agreement. Operator shall furnish TRMC with certificates of insurance evidencing this coverage. All policies shall be endorsed to provide that no material change or cancellation of the coverage shall occur until TRMC has received thirty (30) days written notice. Operator hereby waives, and shall cause its insurers and those of the Operator Insurance Group to also waive any right of subrogation that they may have against TRMC or the TRMC Group. All insurance coverage required hereunder shall be primary to, and not in excess of or contributory with, any insurance that may be maintained by Operator.

SECTION 15	NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) by e-mail one (1) Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses set forth on Schedule 15 attached hereto. Either Party may, at any time and from time to time may, modify and/or supplement Schedule 15 by providing the other Party with a substitute Schedule 15, changing the addresses for such Party, without requiring amendment of this Agreement.

SECTION 16	REPORTS AND AUDIT

(a) Either Party shall have the right, at its sole cost and expense, upon forty-five (45) days prior written notice, to audit the books, accounts, and records of the other Party directly related to that Party and related to an invoice of the other Party to verify the accuracy of such invoice, or as otherwise appropriate to audit performance under this Agreement. Under no circumstances shall the scope of such audit include the books, accounts or records of a third party. All audited information shall be kept confidential pursuant to the terms of this Agreement. The audited Party will not be required to divulge any information that identifies specific volumes attributable to any customer other than the auditing Party, or that is otherwise in violation of any applicable anti-competition laws, rules or regulations. A third-party auditor may be required to enter into a confidentiality agreement if it is deemed necessary by the Party being audited. Under no circumstances may an auditor disclose third-party information, including, but not limited to third-party TRMC identities and third-party pricing information, to the Party exercising its right for an audit without the written permission of the Party being audited. The Party being audited will have sole discretion whether to permit such disclosure.

(b) Within one-hundred and eighty (180) days of an audit commencing, all final audit findings must be presented to the Party being audited. Subject to the time limitations set forth herein, the Parties will negotiate in good faith to verify and promptly settle claims pursuant to this clause; provided that any claim not filed with the appropriate court of law within twenty-four (24) months of the date of the invoice in question shall be waived.

SECTION 17	CONFIDENTIAL INFORMATION

(a) Treatment. Each Party shall treat as strictly confidential any Confidential Information obtained or received by it as a result of entering into or performing its obligations under this Agreement, other than disclosure to their representatives, agents, tax advisors, accountants, counsel, other advisors, and employees on a need-to-know basis who agree to be bound by this confidentiality provision.

(b) Definition & Exceptions. “Confidential Information” means information furnished by one Party to the other that is marked or otherwise identified or reasonably identifiable as proprietary or confidential, and, with respect to both Parties, the terms and provisions of this Agreement. Confidential Information shall not include any:

(i) information that is or becomes generally available to the public other than as a result of a disclosure by the Party in violation of this Agreement;

(ii) information that is already known to a Party prior to being furnished by the other Party or its representatives;

(iii) information that becomes available to a Party from a third-party source if such source was not subject to any confidentiality obligation or other prohibition against transmitting the information; or

(iv) information that is independently developed by a Party without reference to Confidential Information of the other Party.

(c) Limited Disclosure Exceptions. These provisions shall not operate to the extent that (a) disclosure is required by Applicable Law or under Lease HD-2114; (b) disclosure is made with the prior written consent of the other Party; (c) disclosure is necessary to the receiving Party’s bankers or financial institutions (who agree to be bound by this confidentiality provision) in connection with the financing of such Party’s operations or Product; or (d) disclosure is required in the ordinary course of the ongoing operation of the Long Beach Assets, for scheduling and operation of the Wharf under the BAUTA and third party use agreements and in dealings with the POLB, as required under Lease HD-2114. Prior to making a disclosure required by Applicable Law, the disclosing Party shall at least ten (10) Business Days prior to any disclosure inform the other Party (if allowed pursuant to Applicable Law) in writing as to the proposed form, nature and purpose of the disclosure, and shall permit the non-disclosing Party to take any available legal steps to prevent or limit such disclosure.

(d) Survival. The provisions of this Section 17 shall survive the termination of this Agreement for two (2) years.

SECTION 18	MISCELLANEOUS

(a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties; provided, however, that the Operator has the right to modify, supplement, or restate, with the exception of eliminating any specific crude oils listed in Annex D, from time to time, the schedules, exhibits, and Annexes. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Entire Agreement. This Agreement, together with the other agreements executed contemporaneously herewith, together with the schedules and annexes, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles; provided that any issues or claims arising out of the terms and conditions of Lease HD-2114, or rules and regulations of the POLB and the City will be governed by the laws of the State of California. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the District Court of Bexar County, Texas; provided that this limitation shall not prevent a party from joining the other party in an action in another forum involving the POLB and/or the City. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(d) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f) Independent Contractor. Operator’s relationship to TRMC hereunder shall be that of an independent contractor. Nothing in this Agreement shall be construed to make Operator or any of its employees, an agent, associate, joint venturer or partner of TRMC.

(g) No Public Use. Operator’s services hereunder shall not be deemed those of a public utility or common carrier. If any action is taken or threatened to declare these services a public use, then, upon notifying TRMC, Operator may (i) restructure and restate this Agreement, provided that such restructuring and restatement does not increase the charges that TRMC is obligated to pay or prevent TRMC from meeting its Minimum Throughput Volume obligations hereunder, or (ii) terminate this Agreement upon thirty (30) days’ prior written notice.

(h) No Bonded Services. Operator is not providing a U.S. Customs bonded warehouse service.

(i) No Third Party Beneficiaries. Except as expressly set forth herein, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(j) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(k) Schedules, Exhibits and Annexes. Any schedules, exhibits and/or annexes attached hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Execution Date.

TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 13 only:

TESORO LOGISTICS LP

By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 13 only:
TESORO LOGISTICS GP, LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO REFINING AND MARKETING COMPANY

By:	/s/ Gregory J. Goff
Gregory J. Goff
President

Signature Page to

Long Beach Operating Agreement

SCHEDULE 15

Notice Addresses

If to Operator, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

fax: (210) 745-4494

email: charles.s.parrish@tsocorp.com

For all other notices and communications:

Attention: Victoria R. Somers, Contracts Administrator – Logistics

phone: (210) 626-6390

fax: (210) 745-4490

email: victoria.r.somers@tsocorp.com

If to TRMC, to:

Tesoro Refining and Marketing Company

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

fax: (210) 745-4494

email: charles.s.parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

phone: (210) 626-4433

fax: (210) 745-4631

email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.